Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Perma-Fix Environmental Services, Inc.

Atlanta, Georgia

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated April 15, 2014, except for Notes 3, 12 and 17, as to which the date is March 31, 2015, relating to the consolidated financial statements of Perma-Fix Environmental Services, Inc. and subsidiaries appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/BDO USA, LLP

Atlanta, Georgia

March 31, 2015